AGREEMENT AND PLAN OF MERGER

                          (REVERSE TRIANGULAR MERGER)


                                 BY AND AMONG


                               ZMAX CORPORATION,
                            A DELAWARE CORPORATION

                        PARKER ACQUISITION CORPORATION,
                            A DELAWARE CORPORATION

                     PARKER MANAGEMENT CONSULTANTS, LTD.,
                            A DELAWARE CORPORATION

                                      AND

                          WESTMONT NON-GRANTOR TRUST,
                            AS THE SOLE SHAREHOLDER

                                      AND

                   KENNETH W. PARKER AND JENNIFER L. PARKER,
                          AS THE TRUST BENEFICIARIES


                                OCTOBER 1, 1999

                               TABLE OF CONTENTS
                                                                                                     PAGE

                                   ARTICLE I

                                  DEFINITIONS

Section 1.01      Definitions.......................................................................   5


                                  ARTICLE II

                     THE MERGER AND PLAN OF REORGANIZATION

Section 2.01      The Merger.........................................................................  6
Section 2.02      Effects of the Merger.............................................................   6
Section 2.03      Directors and Officers............................................................   7
Section 2.04      Conversion of Parker Shares.......................................................   7
Section 2.05      Closing...........................................................................   7


                                  ARTICLE III

                             CONVERSION OF SHARES

Section 3.01      Conversion of Parker Shares.......................................................   7
Section 3.02      Adjustments; Delivery of Certificates.............................................   8


                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARKER,
               THE SOLE SHAREHOLDER AND THE TRUST BENEFICIARIES

Section 4.01      Organization......................................................................   9
Section 4.02      Capitalization....................................................................   9
Section 4.03      Authority Relative to this Agreement..............................................   9
Section 4.04      Consents and Approvals; No Violations.............................................  10
Section 4.05      Financial Statements..............................................................  10
Section 4.06      Absence of Certain Changes........................................................  11
Section 4.07      No Undisclosed Liabilities........................................................  11
Section 4.08      Accuracy of Statements............................................................  11
Section 4.09      No Default .......................................................................  11
Section 4.10      Litigation........................................................................  11
Section 4.11      Compliance with Applicable Law....................................................  11
Section 4.12      Taxes.............................................................................  12
Section 4.13      ERISA.............................................................................  13



Section 4.14      Intellectual Property.............................................................  13
Section 4.15      Change in Control.................................................................  14
Section 4.16      Brokers; Finders..................................................................  14
Section 4.17      Operations of Parker..............................................................  14
Section 4.18      Insurance.........................................................................  15
Section 4.19      Assets............................................................................  15
Section 4.20      Improper and Other Payments.......................................................  16
Section 4.21      Additional Representations........................................................  16


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF ZMAX AND ACQUISITION

Section 5.01      Organization......................................................................  18
Section 5.02      Capitalization....................................................................  18
Section 5.03      Authority Relative to this Agreement..............................................  19
Section 5.04      Consents and Approvals; No Violations.............................................  19
Section 5.05      Reports...........................................................................  19
Section 5.06      Accuracy of Statements............................................................  20
Section 5.07      No Undisclosed Liabilities........................................................  20
Section 5.08      No Default........................................................................  20
Section 5.09      Litigation........................................................................  20
Section 5.10      Compliance with Applicable Law....................................................  20
Section 5.11      Brokers; Finders..................................................................  21
Section 5.12      Interim Operations of Acquisition.................................................  21


                                  ARTICLE VI

                                   COVENANTS

Section 6.01      Covenants of Parker, the Sole Shareholder and the Trust Beneficiaries.............  21
Section 6.02      Press Releases....................................................................  23
Section 6.03      No Solicitation...................................................................  23
Section 6.04      Access to Information.............................................................  24
Section 6.05      Best Efforts......................................................................  24
Section 6.06      Shareholders Meeting..............................................................  24
Section 6.07      Contact Clients...................................................................  24
Section 6.08      Notice Regarding Change in Circumstances..........................................  25
Section 6.09      Indemnification...................................................................  25
Section 6.10      Parker Employment or Consulting Agreements........................................  28
Section 6.11      Stock Options.....................................................................  28
Section 6.12      Registration Rights...............................................................  29
Section 6.13      Expenses..........................................................................  29
Section 6.14      Non-Competition Agreements........................................................  29


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

Section 6.15      Employment and Consulting Agreements..............................................  31
Section 6.16      Limitations on Parker Liabilities and Certain Assets..............................  31


                                  ARTICLE VII

                                  CONDITIONS

Section 7.01      Conditions to Each Party's Obligation to Effect the Merger........................  32
Section 7.02      Conditions of Obligations of ZMAX and Acquisition to Effect the Merger............  32
Section 7.03      Conditions of Obligation of Parker to Effect the Merger...........................  34


                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

Section 8.01      Termination.......................................................................  37
Section 8.02      Effect of Termination.............................................................  37
Section 8.03      Amendment.........................................................................  37
Section 8.04      Extension; Waiver.................................................................  37


                                  ARTICLE IX

                         POST-EFFECTIVE DATE COVENANTS

Section 9.01      Further Instruments and Actions...................................................  38
Section 9.02      Parker 401(k) Plan Contribution...................................................  38


                                   ARTICLE X

                                 MISCELLANEOUS

Section 10.01     Survival of Representations and Warranties; Escrow................................  38
Section 10.02     Notices...........................................................................  39
Section 10.03     Descriptive Headings..............................................................  40
Section 10.04     Counterparts......................................................................  40
Section 10.05     Entire Agreement; Assignment......................................................  41
Section 10.06     Governing Law; Jurisdiction and Service of Process................................  41
Section 10.07     Publicity.........................................................................  43
Section 10.08     Parties in Interest...............................................................  43
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

EXHIBITS

Exhibit 2.01          Certificate of Merger
Exhibit 2.04(c)(ii)   Form of Promissory Note
Exhibit 2.04(c)(iii)  Form of Warrant
Exhibit 3.01(a)       Parker Bank Wiring Instructions and Account Information
Exhibit 4.02          Parker Securities Issued and Outstanding; Parker
                      Ownership of Other Businesses
Exhibit 4.04          Parker Required Consents and Approvals; List of
                      Violations
Exhibit 4.05          Supplemental Disclosures to Parker Financial Statements
Exhibit 4.06          Parker Absence of Certain Changes
Exhibit 4.09          Parker Defaults
Exhibit 4.10          Parker Litigation
Exhibit 4.12          Parker Tax Statutes of Limitations
Exhibit 4.13          Parker Employee Benefit Plan Obligations
Exhibit 4.14          Parker's Intellectual Property
Exhibit 4.15          Parker Change in Control Agreements
Exhibit 4.17          Operations of Parker
Exhibit 4.18          Parker Insurance Coverage
Exhibit 4.19          Parker Assets
Exhibit 4.20          Parker Improper and Other Payments
Exhibit 4.21(c)       Interests in Parker's Property
Exhibit 5.02          ZMAX's Subsidiaries
Exhibit 5.04          ZMAX Required Consents and Approvals; List of Violations
Exhibit 5.05          ZMAX Reports
Exhibit 5.08          ZMAX Defaults
Exhibit 5.09          ZMAX Litigation
Exhibit 6.10          Parker Employment, Severance and Consulting Agreements
Exhibit 6.11(b)       ZMAX Stock Options
Exhibit 6.12          Registration Rights Agreement
Exhibit 6.14(a)       Non-Competition Agreement for the Sole Shareholder
Exhibit 6.14(b)       Non-Competition Agreement for Kenneth W. Parker
Exhibit 6.14(c)       Non-Competition Agreement for Jennifer L. Parker
Exhibit 6.15(a)       List of Parker Key Employees
Exhibit 6.15(b)       Employment Agreement of Kenneth W. Parker
Exhibit 6.15(c)       Consulting Agreement for Jennifer L. Parker
Exhibit 6.15(d)       Form of Parker Key Employee Employment Agreement
Exhibit 6.16          Detailed Schedule of Parker Backlog of Business
Exhibit 7.02(e)       Opinion of Allen & Blackford
Exhibit 7.03(e)       Opinion of Freedman, Levy, Kroll & Simonds
Exhibit 10.01(b)      Escrow Agreement

                         AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER is dated as of October 1, 1999, by and among ZMAX Corporation, a Delaware corporation ("ZMAX"); Parker Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of ZMAX ("Acquisition"); Parker Management Consultants, Ltd., a Delaware corporation ("Parker"); Westmont Non-Grantor Trust, a Delaware trust (the "Sole Shareholder"); and Kenneth W. Parker and Jennifer L. Parker, as beneficiaries of the Westmont Non-Grantor Trust (the "Trust Beneficiaries").


                                   ARTICLE I

                                  DEFINITIONS

      1.01 DEFINITIONS. The following terms shall have the following meanings for purposes of this Agreement:

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Agreement"  means  this  Agreement,   all  Exhibits  hereto,   and  all
amendments made hereto and thereto by written agreement among the parties.

      "Business" means, with respect to ZMAX or Parker, the provision of information technology consulting services, and the design, development, installation, implementation, sale, support, maintenance, marketing and management of software products relating to information technology and computer systems.

      "Business Day" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in Washington, D.C., are generally closed for business.

      "Certificates" has the meaning set forth in Section 3.01(b) hereof.

      "Certificate  of  Merger"  has the  meaning  set forth in  Section  2.01 hereof.

      "Closing" means the consummation of the transactions contemplated herein, as provided in Section 2.05 hereof.

      "Closing Date" has the meaning set forth in Section 2.05 hereof.

      "Code" means the United States Internal Revenue Code of 1986, as amended.


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

      "Damages" means any and all incurred or asserted claims, actions, demands, losses, costs, reasonable expenses, liabilities, penalties and damages (including reasonable attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the term "Damages" shall include any and all reasonable attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity. Without limitation, "Damages" shall include reasonable fees and disbursements of counsel incurred by any Indemnified Party in an action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise.

      "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Effective Date" has the meaning set forth in Section 2.01 hereof.

      "Effective Time" has the meaning set forth in Section 2.01 hereof.

      "Employment Agreements" have the meanings set forth in Section 6.15 hereof and substantially in the form set forth in EXHIBITS 6.15(B), (C) AND
(D).

      "Escrow Agent" has the meaning set forth in Section 10.01(b) hereof.

      "Escrow Agreement" has the meaning set forth in Section 10.01(b) hereof, and substantially in the form attached hereto as EXHIBIT 10.01(B).

      "Escrow Fund" has the meaning set forth in Section 10.01(b) hereof.

      "Escrow Period" has the meaning set forth in Section 10.01(b) hereof.

      "Financial Statements" means: (a) the unaudited financial statements of Parker as of December 31, 1998 and 1997, respectively (including all schedules and notes thereto), consisting of the balance sheets at such dates and the related statements of income and expenses for the twelve-month period beginning January 1, 1998 and 1997, respectively, and ending December 31, 1998 and 1997, respectively; (b) the Interim Financial Statements; (c) the tax returns of the Sole Shareholder for the years 1998, 1997 and 1996; and (d) the tax returns of the Trust Beneficiaries for the years 1998, 1997 and 1996.

      "GAAP" means U.S. generally accepted accounting principles in effect from time to time.

      "Governmental Authority" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, agency, body or authority exercising executive, legislative, judicial,


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

regulatory or administrative functions of or pertaining to government.

      "Indemnified Person" means the Person or Persons entitled to, or claiming a right to, indemnification.

      "Indemnifying Person" means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification.

      "Intellectual Property" means any and all trademarks, trade names, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and all other intangible assets, properties and rights. The term "Parker's Intellectual Property" means any and all Intellectual Property owned by Parker in the conduct of its business, as defined in Section 4.14 hereof and set forth in EXHIBIT 4.14 attached hereto.

      "Interim Financial Statements" means any of the unaudited financial statements of Parker for each calendar month during 1999 (including any and all schedules and notes thereto), consisting of the balance sheet for each such month and related statements of income and expenses for each such month, which statements have been delivered to ZMAX pursuant to Section 4.05 hereof.

      "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

      "Lien" means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

      "Merger" has the meaning set forth in Section 2.01 hereof.

      "Non-Competition Agreements" have the meanings set forth in Section 6.14 hereof and substantially in the form set forth in EXHIBITS 6.14(A), (B) AND
(C).

      "Parker Benefit Plans" has the meaning set forth in Section 4.13(a) hereof.

      "Parker Confidential Information" means all confidential information concerning Parker or its Affiliates that (i) is not and has not become ascertainable or obtainable from public or published information, (ii) is not received from a third party or is received from a third party pursuant to the authorization of Parker, the Sole Shareholder or the Trust Beneficiaries in connection with ZMAX's due diligence review of Parker, (iii) was not in ZMAX's possession prior to disclosure thereof to ZMAX in connection with the transactions contemplated herein, and (iv) was not independently developed by ZMAX.


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

      "Parker Material Adverse Change" means a change (or circumstance involving a prospective change) that has or can reasonably be expected to have a material, adverse impact on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of Parker, taken as a whole.

      "Parker Material Adverse Effect" means an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of Parker that is or can reasonably be expected to be materially adverse.

      "Parker Permits" has the meaning set forth in Section 4.11 hereof.

      "Parker Shares" means the One Thousand Nine Hundred (1,900) shares of common stock, par value $0.01 per share, of Parker as held of record by the Sole Shareholder.

      "Person" means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, limited liability partnership, trust, association or other entity, including a government or government department, agency or instrumentality.

      "Promissory Note" means the form of promissory note substantially in the form of EXHIBIT 2.04(C)(II) in the principal amount of Three Million Dollars ($3,000,000.00), bearing interest at six percent (6%) per annum and being subject to possible reduction as provided therein.

      "Registration  Rights  Agreement"  has the  meaning set forth in Section
6.12 hereof and substantially in the form in EXHIBIT 6.12.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Subsidiaries" means any Person 50.1% or more of the voting power of which is controlled by another Person.

      "Surviving  Corporation"  has the  meaning  set  forth in  Section  2.01 hereof.

      "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, severance, employee's income and employment tax withholding, other withholding, unemployment taxes, interest, penalties and/or additions to tax attributable thereto, which are imposed by any Governmental Authority.

      "Tax Return" means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

      "Warrant" means the form of warrant substantially in the form of EXHIBIT 2.04(C)(III) to purchase Two Hundred Thousand (200,000) shares of ZMAX Common Stock for a purchase price of Five Dollars ($5.00) per share.

      "Working Capital Amount" shall have the meaning set forth in Section 3.01(d) hereof.

      "ZMAX Common Stock" has the meaning set forth in Section 5.02(a) hereof.

      "ZMAX Confidential Information" means all confidential information concerning ZMAX or its Affiliates that (i) is not and has not become ascertainable or obtainable from public or published information, (ii) is not received from a third party or is received from a third party pursuant to the authorization of ZMAX, (iii) was not in the possession of Parker, the Sole Shareholder or the Trust Beneficiaries prior to disclosure thereof to Parker, the Sole Shareholder or the Trust Beneficiaries in connection with the transactions contemplated herein, and (iv) was not independently developed by Parker, the Sole Shareholder or the Trust Beneficiaries.

      "ZMAX  Indemnified  Parties"  means  ZMAX  and  each  of its  Affiliates
(including, after the Closing, Parker) and their respective officers, directors, employees, agents and representatives, provided that in no event shall the Sole Shareholder or the Trust Beneficiaries be deemed a ZMAX Indemnified Party.

      "ZMAX Material Adverse Change" means a change (or circumstance involving a prospective change) that has or can reasonably be expected to have a material, adverse impact on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of ZMAX and any of its subsidiaries, taken as a whole.

      "ZMAX Material Adverse Effect" means an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of ZMAX and any of its subsidiaries, taken as a whole, that is or can reasonably be expected to be materially adverse.

      "ZMAX Permits" has the meaning set forth in Section 5.10 hereof.

      "ZMAX SEC Reports" has the meaning set forth in Section 5.05 hereof.

      "ZMAX Stock Option" has the meaning set forth in Section 6.11 hereof.


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

                                  ARTICLE II

                     THE MERGER AND PLAN OF REORGANIZATION

      Section 2.01 THE MERGER. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, unless the parties shall otherwise agree, a certificate of merger in the form attached hereto as
EXHIBIT 2.01 (the "Certificate of Merger") providing for the merger of Acquisition with and into Parker (the "Merger") shall be duly prepared, executed and filed by Parker, as the surviving corporation (sometimes also referred to as the "Surviving Corporation"), in accordance with the relevant provisions of the Delaware General Corporation Law, and the parties hereto shall take any other actions required by law to make the Merger effective. Following the Merger, Parker, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and Acquisition shall cease to exist. The Merger shall be effective at the time (the "Effective Time") and on the date (the "Effective Date") that a properly executed Certificate of Merger is duly filed with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law; PROVIDED, HOWEVER, that by mutual consent of the parties, such Certificate of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after such filing. After the Effective Time and Effective Date, a closing shall take place at the offices of Freedman, Levy, Kroll & Simonds, in Washington, D. C., as set forth in Section 2.05 hereof.

      Section 2.02 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Delaware General Corporation Law. As of the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of ZMAX. At the Effective Date, the Articles of Incorporation of Parker shall be amended to change the total number of shares of stock which Parker is authorized to issue to be solely as follows: One Thousand (1,000) shares of Common Stock, par value $0.01 per share. As so amended, the Articles of Incorporation of Parker shall be the Articles of Incorporation of the Surviving Corporation after the Effective Date unless and until amended in accordance with their terms and as provided by law. The bylaws of Acquisition as in effect on the Effective Date shall be deemed to be the bylaws of the Surviving Corporation unless and until amended in accordance with their terms and as provided by law.

      Section 2.03 DIRECTORS AND OFFICERS. Immediately after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of five (5) persons, with three (3) of such persons being designated by ZMAX, and with the two (2) remaining persons being the Trust Beneficiaries, with each such director of the Surviving Corporation to serve until their respective successors shall have been duly elected or appointed and shall have been qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.


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

      Section 2.04 CONVERSION OF PARKER SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of ZMAX, Acquisition, Parker or the holder of any of the following securities:

            (a) Any shares of capital stock of Parker which are held in the treasury of Parker shall be cancelled.

            (b) All issued and outstanding shares of the capital stock of Acquisition shall be converted into and become One Thousand (1,000) issued and outstanding shares of common stock of the Surviving Corporation.

            (c) Subject to Sections  2.01,  2.05,  3.01,  3.02 and 10.01(b) of
this Agreement, the Parker Shares shall be converted into the right to receive
(i) One Million Five Hundred Thousand Dollars ($1,500,000.00) (subject to adjustment as to $150,000.00 of such funds to be held in Escrow Fund pursuant to Section 10.01(b) of this Agreement) in cash, (ii) Three Million Dollars ($3,000,000.00) in principal amount of the Promissory Note in the form attached hereto as EXHIBIT 2.04(C)(II), and (iii) the Warrant in the form attached hereto as EXHIBIT 2.04(C)(III) to purchase Two Hundred Thousand (200,000) shares of ZMAX Common Stock for the purchase price of Five Dollars ($5.00) per share.

      Section 2.05 CLOSING. The closing of the merger (the "Closing") will take place at the offices of Freedman, Levy, Kroll & Simonds, Washington, D. C., at 10:00 A.M. (EDT) no later than four (4) Business Days after the receipt by ZMAX of confirmation from the Delaware Secretary of State that the Certificate of Merger has been approved as filed, or at such other place, time and date as the parties may agree upon in writing (the "Closing Date").


                                  ARTICLE III

                             CONVERSION OF SHARES

      Section 3.01 CONVERSION OF PARKER SHARES.

            (a) At the Closing, ZMAX shall (i) deposit One Hundred Fifty Thousand Dollars ($150,000.00) with Escrow Agent pursuant to Section 10.01(b) hereof, (ii) deliver One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00) in cash by wire transfer to the bank account of the Sole Shareholder pursuant to the bank account and wiring instructions provided in
EXHIBIT 3.01(A), (iii) issue the Promissory Note to the Sole Shareholder,  and
(iv) issue the Warrant to the Sole Shareholder.

            (b) At the Closing, the holder(s) of certificate(s) which immediately prior to the Effective Time represented all of the Parker Shares (the "Certificates") shall deliver the Certificates, and risk of loss and title to the Certificates shall pass upon delivery of the Certificates, to ZMAX and the Certificates shall be in such form and have such other provisions


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

as ZMAX and Parker may reasonably specify. Such holder(s) shall deliver and execute all necessary and appropriate stock transfer powers and other documentation to transfer risk of loss and title to the Certificates and the Parker Shares to ZMAX. Contemporaneous with the surrender of the Certificates to ZMAX, together with such stock powers or other documentation duly executed, the holder(s) of such Certificates shall receive in exchange therefor the cash amount, Promissory Note and Warrant provided in Section 3.01(a) hereof, subject to the escrow provisions of Section 10.01(b) hereof, and the Certificates so surrendered shall forthwith be cancelled.

            (c) Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Parker Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

            (d) Within thirty (30) days after the Closing, the Sole Shareholder shall deliver to ZMAX the closing balance sheet of Parker as of September 30, 1999. Within ninety (90) days after the Closing, ZMAX and Kenneth W. Parker, as the designated representative of the Sole Shareholder, shall determine the amount of cash, accounts receivable, note receivable from Wittnaur Corporation and current liabilities of Parker, based on generally accepted accounting principles, as of the Closing (the " Working Capital Amount"). In the event the total Working Capital Amount as of the Closing is determined to be less than Eight Hundred Thousand Dollars ($800,000.00), then ZMAX shall deduct such shortfall from the Escrow Fund of $150,000.00, with either the remaining balance, if any, of the Escrow Fund being paid by the Escrow Agent to the Sole Shareholder or with any remaining shortfall amount in excess of $150,000.00 being reimbursed by the Sole Shareholder to ZMAX within thirty (30) days after the determination of the Working Capital Amount. If the total Working Capital Amount as of the Closing is determined to be greater than Eight Hundred Thousand Dollars ($800,000.00), then ZMAX shall pay such excess amount in cash to the Sole Shareholder within thirty (30) days after the determination of the Working Capital Amount and ZMAX shall deduct such cash payment to the Sole Shareholder from the Promissory Note as provided under the terms thereof.

      Section 3.02 ADJUSTMENTS; DELIVERY OF CERTIFICATES. If, between the date of this Agreement and the Effective Time, the Parker Shares shall have been exchanged into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the amount into which the Parker Shares will be converted in the Merger shall be correspondingly adjusted.


                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARKER,
               THE SOLE SHAREHOLDER AND THE TRUST BENEFICIARIES

      Except as provided in Section 4.21 and except with respect to any representations or warranties regarding the "knowledge" or "best knowledge" of any Person for which such representations and warranties shall be made severally and not jointly, Parker, the Sole Shareholder and the Trust Beneficiaries jointly and severally represent and warrant to ZMAX and Acquisition as of the date of this Agreement and on the Effective Date (except as otherwise provided herein) as follows; PROVIDED, HOWEVER, that any disclosure or reference set forth in any Exhibit attached to this Agreement shall apply to and/or qualify any of the representations or warranties set forth in this Article IV:

      Section 4.01 ORGANIZATION. Parker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parker is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate result in an Parker Material Adverse Effect. Parker has heretofore delivered to ZMAX accurate and complete copies of its articles of incorporation and bylaws, as currently in effect.

      Section 4.02 CAPITALIZATION. (a) The authorized capital stock of Parker consists of Fifteen Thousand (15,000) Parker Shares of which, as of the date of this Agreement, One Thousand Nine Hundred (1,900) Parker Shares were issued and outstanding, with all of such Parker Shares being owned solely by the Sole Shareholder. All the issued and outstanding Parker Shares are validly issued, fully paid and non-assessable and free of preemptive rights. Parker has issued no other shares of its capital stock nor securities substantially equivalent to capital stock.

      Except as set forth above, in EXHIBIT 4.02 attached hereto, or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of Parker issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Parker to issue, transfer or sell any of its securities.

            (b) Except as disclosed in EXHIBIT 4.02, Parker does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity, voting or ownership interest in any business other than its own. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which Parker is a party or is bound with respect to the voting of the capital stock of Parker.

      Section 4.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Parker has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and the Sole

Shareholder of Parker and no other corporate proceedings on the part of Parker are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parker and the Sole Shareholder and constitutes a valid and binding agreement of them, enforceable against them in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law or equity governing specific performance, injunctive relief and other equitable remedies.

      Section 4.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as otherwise provided in EXHIBIT 4.04 attached hereto and in the filing and recordation of the Certificate of Merger, as required by the Delaware General Corporation Law, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by Parker of the transactions contemplated by this Agreement. Except as set forth in EXHIBIT 4.04, neither the execution and delivery of this Agreement by Parker nor the consummation by Parker of the transactions contemplated hereby nor compliance by Parker with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Parker, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parker is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parker or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not cause an Parker Material Adverse Event and which will not prevent or delay the consummation of the transactions contemplated hereby.

      Section 4.05 FINANCIAL STATEMENTS. Parker has delivered to ZMAX copies of the Financial Statements. The Financial Statements present fairly the financial position, assets, liabilities, results of the operation and changes in cash flow for Parker for the periods presented therein. The Financial Statements have been prepared in conformity with GAAP, consistently applied during the periods. The Financial Statements, including the notes thereto, make full and adequate disclosure of, and provision for, all material obligations and liabilities of Parker to the extent required by GAAP. Except as set forth in the most recent balance sheet included in the Financial Statements, there are no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which would cause an Parker Material Adverse Change, to the extent required by GAAP to be included in such balance sheet. Except as set forth in EXHIBIT 4.05, none of the Financial Statements or schedules included therein, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      Section 4.06 ABSENCE OF CERTAIN CHANGES.  Except as set forth in EXHIBIT
4.06 attached hereto, since December 31, 1998, Parker has not taken any of the prohibited actions set forth in Section 6.01, suffered any Parker Material Adverse Changes or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice.

      Section 4.07 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the Financial Statements, Parker, at August 31, 1999, did not have any material liabilities not reflected on the balance sheet of Parker included in the Interim Financial Statements. Except as and to the extent set forth in such Financial Statements, since August 31, 1999, through and including the Effective Date, Parker has not incurred any liabilities material to the business, operations or financial condition of Parker taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and any liabilities incurred in connection with this Agreement.

      Section 4.08 ACCURACY OF STATEMENTS. Neither this Agreement nor any written statement, list, certificate or other information furnished by or on behalf of Parker to ZMAX in connection with this Agreement or any of the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

      Section 4.09 NO DEFAULT. Except as set forth in EXHIBIT 4.09 attached hereto, Parker is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its articles of incorporation or its bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parker is a party or by which it or any of its properties or assets may be bound or
(iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Parker, which defaults or violations would, in the aggregate, result in an Parker Material Adverse Effect or which would materially prevent or delay the consummation of the transactions contemplated hereby.

      Section 4.10 LITIGATION. Except as disclosed in EXHIBIT 4.10 attached hereto, there is no action, suit, proceeding, review or, to the knowledge of Parker, investigation pending or, to the knowledge of Parker, threatened involving Parker, at law or in equity, or before any Governmental Authority which in the aggregate are reasonably likely to result in an Parker Material Adverse Effect on the assets or business of Parker or the Parker Shares.

      Section 4.11 COMPLIANCE WITH APPLICABLE LAW. Parker holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the "Parker Permits"), except for failures to hold such Parker Permits which would not, in the aggregate, result in a Parker Material Adverse Effect. Parker is in compliance with the terms of Parker Permits, except where the failure so to comply would not result in a Parker Material Adverse Effect. The business of Parker is not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Authority, except for violations which in the aggregate do not and would not result in a Parker Material Adverse Effect.

      Section 4.12 TAXES. Parker has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and Parker has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all taxable periods since the periods covered by such returns and ending with the Effective Date. To the best of the knowledge of Parker, the Sole Shareholder and the Trust Beneficiaries, none of the income tax returns required to be filed by Parker with Governmental Authorities has ever been examined by the government agencies responsible for auditing such returns, and no period during which any assessments may be made by such agencies with respect to such returns or any Taxes due to such Governmental Authorities has expired. No issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would result in an Parker Material Adverse Effect. Except as set forth in EXHIBIT 4.12 attached hereto, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any income tax return of Parker.

      Section 4.13 ERISA.

            (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "Parker Benefit Plans"), maintained or contributed to by Parker, Parker has made available to ZMAX a true and correct copy of, where applicable, (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Parker Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Parker Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Parker Benefit Plan subject to Title IV of ERISA. None of the Parker Benefit Plans are multi-employer plans within the meaning of Section 3(37) of ERISA. Each of the Parker Benefit Plans covered by ERISA
(a) has been operated in all material respects in accordance with ERISA, (b) has not engaged in any prohibited transactions (as such term is defined in
Section 406 of ERISA) and (c) has met the minimum funding standards of Section 412 of the Code. No material reportable event (within the meaning of Section 4043 of ERISA) has occurred and is continuing with respect to any such Plan. Parker has never terminated any pension plan or withdrawn from any multi-employer pension plan.

            (b) With respect to Parker Benefit Plans, in the aggregate, no event has occurred, and to the knowledge of Parker, the Sole Shareholder and the Trust Beneficiaries, there exists no condition or set of circumstances which are reasonably likely to occur in connection with which Parker would be subject to any liability, that would result in a Parker Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

            (c) Except as set forth in EXHIBIT 4.13 attached hereto, with respect to Parker Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Financial Statements, which obligations are reasonably likely to result in a Parker Material Adverse Effect.

      Section 4.14 INTELLECTUAL PROPERTY.

            (a) EXHIBIT 4.14 is an accurate and complete list of all of Parker's Intellectual Property, and reflects Parker's Intellectual Property that has been duly and properly registered in any jurisdiction. Except as otherwise specified in EXHIBIT 4.14, Parker owns, has the right to use, sell, license, dispose of, and to bring actions for the misappropriation of Parker's Intellectual Property, and to the best knowledge of Parker, the Sole
Shareholder and the Trust Beneficiaries, without any conflict with or infringement of the rights of others, free and clear of all liens, charges or encumbrances or other restrictions of any kind.

            (b) Parker has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of, and protect its proprietary rights in, its Intellectual Property.

            (c) Except as set forth in EXHIBIT 4.14 attached hereto and to the knowledge of Parker, the Sole Shareholder and the Trust Beneficiaries, no claim is pending or, to the knowledge of Parker, the Sole Shareholder or the Trust Beneficiaries, threatened to the effect that the present or past operations of Parker infringe upon or conflict with the rights of others with respect to any Intellectual Property and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. To the knowledge of Parker, the Sole Shareholder and the Trust Beneficiaries, no contract, agreement or understanding with any party exists which would materially impede or prevent the continued use by Parker of the entire right, title and interest of Parker in and to the Intellectual Property.

      Section 4.15 CHANGE IN CONTROL. Except as set forth in EXHIBIT 4.15, Parker is not a party to any contract, agreement or understanding which contains a "change in control" provision or "potential change in control" provision.

      Section 4.16 BROKERS; FINDERS. Neither Parker, the Sole Shareholder nor the Trust Beneficiaries have retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against Parker or ZMAX for any brokerage or finder's commission, fee or similar compensation.

      Section 4.17 OPERATIONS OF PARKER. Except as set forth in EXHIBIT 4.17 attached hereto, Parker has not since December 31, 1998:

            (a) amended its articles of incorporation or bylaws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

            (b) issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock;

            (c) waived any right of material value to its business which in each instance is worth in excess of $10,000.00 or in the aggregate is worth greater than $25,000.00;

            (d) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

            (e) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives;

            (f) entered into any lease (as lessor or lessee), sold, abandoned or made any other disposition of any of its tangible assets, granted or suffered any lien or other encumbrance on any of its assets or properties, entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party, in each instance, worth more than $10,000.00;

            (g) except for property or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person, which is in each instance valued at more than $10,000.00, or in the aggregate valued at more than $25,000.00;

            (h) paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

            (i) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) constituting a Parker Material Adverse Effect or Parker Material Adverse Change;

            (j) entered into any other material contract or other agreement or other material transaction; or

            (k) been advised or otherwise become aware that any of its existing contracts for the performance of services or the license of any portion of Parker's Intellectual Property is to be terminated or substantially modified other than in accordance with its terms or as reflected in EXHIBIT 4.17.

      Section 4.18 INSURANCE. EXHIBIT 4.18 attached hereto is an accurate and complete list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to Parker, and Parker has heretofore delivered to ZMAX a true and complete copy of all such policies, including all occurrence-based policies applicable to Parker for all periods prior to the Effective Date. To the knowledge of each of Parker, the Sole Shareholder and the Trust Beneficiaries, there are no pending claims of Parker under any of such policies; such policies (and binders, if any), are valid and enforceable in accordance with their terms and are in full force and effect; and all the insurable properties and assets of Parker are insured for Parker's benefit, in amounts and coverages deemed adequate by the Parker's management, against all risks usually insured against by persons operating similar properties and assets in the localities where such properties or assets are located, under valid and enforceable policies issued by insurers of recognized responsibility.

      Section 4.19 ASSETS. Except as set forth in EXHIBIT 4.19, the assets of Parker which are material to its business and operations are in good operating and/or marketable condition and repair.

      Section 4.20 IMPROPER AND OTHER PAYMENTS. To the best knowledge of Parker, the Sole Shareholder and the Trust Beneficiaries, except as set forth in EXHIBIT 4.20, none of Parker, any of its directors, officers, employees, agents or representatives, nor any Person acting on behalf of any of them, has made, paid or received (a) any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (c) any improper foreign payment (as defined in the U.S. Foreign Corrupt Practices Act).

      Section 4.21 ADDITIONAL REPRESENTATIONS.

            (a) Each of the Sole Shareholder and the Trust Beneficiaries jointly and severally represents that none of them has entered into any agreement or understanding to purchase, sell, exchange, pledge, hypothecate, lien, transfer by gift or otherwise dispose of any Parker Shares prior to the date hereof, nor will the Sole Shareholder and/or the Trust Beneficiaries enter into any such agreement or understanding prior to the Effective Date.

            (b) None of the Sole Shareholder, the Trust Beneficiaries or any of their respective Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property used in Parker's business, except as a holder of the Parker Shares. The Sole Shareholder is the sole and exclusive holder of all the outstanding shares of capital stock of Parker. Each of the Sole Shareholder and the Trust Beneficiaries represents that, except as disclosed on EXHIBIT 4.21(C) attached hereto, none of the Sole Shareholder and/or the Trust Beneficiaries nor any of their respective Affiliates has any direct or indirect interest in any other Person which conducts a business similar to, has any contract or arrangement with, or does business or is involved in any way with, Parker. EXHIBIT 4.21(C) contains a complete and accurate description of all such Persons, interests, arrangements and other matters.

            (c) The Sole Shareholder shall vote in favor of the Agreement and the transactions contemplated herein at the shareholders' meeting described in
Section 6.06 hereof.


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF ZMAX AND ACQUISITION

      ZMAX  and  Acquisition   represent  and  warrant  to  Parker,  the  Sole
Shareholder and the Trust Beneficiaries as of the date of this Agreement and on the Effective Date (except as otherwise provided herein) as follows:

         Section 5.01 ORGANIZATION. Each of ZMAX and its subsidiaries, including Acquisition, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of ZMAX and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate result in a ZMAX Material Adverse Effect. ZMAX has heretofore delivered to Parker accurate and complete copies of the articles of incorporation and bylaws, as currently in effect, of ZMAX and Acquisition.

      Section 5.02 CAPITALIZATION. (a) The authorized capital stock of ZMAX consists of: (i) 50,000,000 authorized shares of common stock, par value $0.001 per share ("ZMAX Common Stock"), of which, as of August 2, 1999, 12,949,913 shares were issued and outstanding; and (ii) 10,000,000 authorized shares of preferred stock, par value $0.001 per share, none of which shares are issued and outstanding. All the issued and outstanding shares of ZMAX Common Stock are validly issued, fully paid and non-assessable and free of preemptive rights.

            (b) EXHIBIT 5.02 attached hereto sets forth the name, jurisdiction of incorporation and capitalization of each subsidiary of ZMAX. Except as disclosed in EXHIBIT 5.02, ZMAX does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of ZMAX's subsidiaries have been validly issued and are fully paid and non- assessable and, except as set forth in EXHIBIT 5.02, are owned by ZMAX free and clear of all liens, charges, claims or encumbrances. Other than such capital stock, no Person has any right (including preemptive rights) to acquire any shares of capital stock or equity securities in any of ZMAX's subsidiaries.

      Section 5.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of ZMAX and Acquisition has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ZMAX and Acquisition and by ZMAX as the sole stockholder of Acquisition and no other corporate proceedings on the part of ZMAX or Acquisition are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of ZMAX and Acquisition and constitutes a valid and binding agreement of each of ZMAX and Acquisition, enforceable against each of ZMAX and Acquisition in accordance with its terms.

      Section 5.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Exchange Act, Securities Act, and the filing and recordation of a Certificate of Merger, as required by the Delaware General Corporation Law, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority, is necessary for the consummation by ZMAX of the transactions contemplated by this Agreement. Except as set forth in EXHIBIT 5.04 attached hereto, neither the execution and delivery of this Agreement by ZMAX or Acquisition nor the consummation by ZMAX or Acquisition of the transactions contemplated hereby nor compliance by ZMAX or Acquisition with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of ZMAX or Acquisition, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ZMAX or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to ZMAX, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not cause a ZMAX Material Adverse Effect and which will not prevent or delay the consummation of the transactions contemplated hereby.

      Section 5.05 REPORTS. Except as provided in EXHIBIT 5.05 attached hereto, ZMAX has filed all required forms, reports and documents with the SEC since December 31, 1996 (collectively, the "ZMAX SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and copies of which have been supplied to Parker.

      Section 5.06 ACCURACY OF STATEMENTS. Neither this Agreement nor any statement, list, certificate or other information furnished or to be furnished by or on behalf of ZMAX to Parker in connection with this Agreement or any of the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact regarding ZMAX or the ZMAX's business, or omits or will omit to state a material fact necessary to make the statements regarding ZMAX or ZMAX's business contained herein or therein, in light of the circumstances in which they are made, not misleading.

      Section 5.07 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the ZMAX SEC Reports, neither ZMAX nor any of its subsidiaries had at December 31, 1998, any liabilities required by GAAP to be reflected on a consolidated balance sheet of ZMAX and its subsidiaries. Except as and to the extent set forth in such ZMAX SEC Reports, since such date and through and including the Effective Date, neither ZMAX nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of ZMAX and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

      Section 5.08 NO DEFAULT. Except as set forth in EXHIBIT 5.08 attached hereto, neither ZMAX nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its articles of incorporation or its bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ZMAX or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to ZMAX or any of its subsidiaries, which defaults or violations would, in the aggregate, result in an ZMAX Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

      Section 5.09 LITIGATION. Except as disclosed in the ZMAX SEC Reports or in EXHIBIT 5.09 attached hereto, there is no action, suit, proceeding, review or, to the best knowledge of ZMAX or Acquisition, investigation pending or, to the best knowledge of ZMAX or Acquisition, threatened involving ZMAX or any of its subsidiaries, at law or in equity, or before any Governmental Authority which in the aggregate are reasonably likely to result in an ZMAX Material Adverse Effect.

      Section 5.10 COMPLIANCE WITH APPLICABLE LAW. ZMAX and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective business (the "ZMAX Permits"), except for failures to hold such ZMAX Permits which would not, in the aggregate, constitute a ZMAX Material Adverse Effect. ZMAX and its subsidiaries are in compliance with the terms of the ZMAX Permits, except where the failure so to comply would not result in a ZMAX Material Adverse Effect. The businesses of ZMAX and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Authority, except for violations which or in the aggregate do not and would not result in a ZMAX Material Adverse Effect.

      Section 5.11 BROKERS; FINDERS. ZMAX has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim for any brokerage or finder's commission, fee or similar compensation.

      Section 5.12 INTERIM OPERATIONS OF ACQUISITION. Acquisition was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.


                                  ARTICLE VI

                                   COVENANTS

      Section 6.01 COVENANTS OF PARKER, THE SOLE SHAREHOLDER AND THE TRUST BENEFICIARIES. During the period from the date of this Agreement and continuing until the Effective Date, Parker, the Sole Shareholder and the Trust Beneficiaries jointly and severally agree that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

            (a) Parker shall carry on its business in the usual, regular and ordinary course, consistent with past practice, and use its best efforts, consistent with past practice, to preserve intact its present business organization, maintain its corporate existence and good standing in its state of incorporation, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

            (b) Parker shall not, nor shall it propose to, (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities.

            (c) Parker shall not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as required pursuant to the agreements and instruments outstanding on the date hereof and disclosed in
Section 4.02, or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof.

            (d) Parker shall not amend or propose to amend its articles of incorporation or bylaws.

            (e) Parker shall not acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, consistent with past practice, or any assets which are material to Parker taken as a whole, except pursuant to obligations in effect on the date hereof, or enter into any commitment or transaction outside the ordinary course of business, consistent with past practice.

            (f) Parker shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Parker or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material lien thereupon other than in each case in the ordinary course of business consistent with prior practice.

            (g)  Parker  shall  not pay,  discharge  or  satisfy  any  claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements or incurred in the ordinary course of business consistent with past practice.

            (h) Parker shall not change any of the accounting principles or practices used by it (except as required by GAAP).

            (i) Parker shall not agree to take any of the foregoing actions or knowingly take or agree to take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in
Article VII not being satisfied.

            (j) Parker shall give ZMAX prompt notice of: (a) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, if received by Parker subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of Parker, taken as a whole, to which Parker is a party or is subject; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Article IV; and (c) any Parker Material Adverse Change.

            (k) During the period from the date of this Agreement and continuing until the Effective Time, Parker agrees that it will not, without the prior written consent of ZMAX, except as contemplated by this Agreement, including Section 6.11 hereof, or required by law (i) enter into, adopt, amend or terminate any Parker Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between Parker and one or more of its directors or executive officers or (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      Section 6.02 PRESS RELEASES. From the date of this Agreement through and including the Effective Date, the parties shall consult with each other before issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Authority with respect thereto.

      Section 6.03 NO SOLICITATION. Neither Parker, the Sole Shareholder, the Trust Beneficiaries nor any of their respective Affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group concerning any merger, sale of substantial assets outside the ordinary course of business, sale of shares of capital stock or similar transaction involving Parker (other than the transactions contemplated by this Agreement). Parker, the Sole Shareholder and the Trust Beneficiaries shall promptly advise ZMAX of any such inquiries or proposals it receives from third parties.

      Section 6.04 ACCESS TO INFORMATION. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), Parker and ZMAX shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to its pertinent properties, books, contracts, commitments and records and, during such period, each of Parker and ZMAX shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law or court order, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies or summaries made of such documents, to such other party.

      Section 6.05 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to have the Closing occur by October 1, 1999, or as soon as practicable thereafter, but in any event prior to October 15, 1999, and to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, waivers by any public or private third party. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

      Section 6.06 SHAREHOLDERS MEETING. Parker shall duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of voting upon this Agreement and the transactions contemplated herein. Parker will, through its Board of Directors, recommend to its shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meeting and shall use its best efforts to hold such meeting on the same day or as soon as practicable after the date hereof, and shall use its best efforts to secure the approval of this Agreement and the transactions contemplated herein, subject to its fiduciary duties under applicable law. The Sole Shareholder agrees to vote all of the Parker Shares in approval of this Agreement and the transactions contemplated herein.

      Section 6.07 CONTACT CLIENTS. Parker shall permit ZMAX, and ZMAX shall have the right to contact, subject to reasonable conditions, the clients of Parker and to make reasonable inquiries of such clients; provided, however, that ZMAX shall provide Parker with advance notice of any such contact and shall permit Parker to participate in any such contacts with Parker's clients.

      Section 6.08 NOTICE REGARDING CHANGE IN CIRCUMSTANCES. Parker, the Sole Shareholder and the Trust Beneficiaries shall each give ZMAX written notice promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach or would have caused a breach had such event occurred or been known to ZMAX prior to the date hereof, of any of the representations or warranties of Parker, the Sole Shareholder and/or the Trust Beneficiaries as contained in this Agreement.

      Section 6.09 INDEMNIFICATION.

            (a) INDEMNIFICATION BY THE SOLE SHAREHOLDER AND THE TRUST BENEFICIARIES. Except as set forth herein, each of the Sole Shareholder and the Trust Beneficiaries jointly and severally agrees to indemnify ZMAX against, and agrees to hold ZMAX harmless from, any and all Damages incurred by or asserted against ZMAX as a result of, relating to or arising out of or in connection with any breach of any of the representations or warranties of Parker, the Sole Shareholder and/or the Trust Beneficiaries under this Agreement, so long as neither ZMAX nor Acquisition have committed any breach prior to the Closing under the provisions of this Agreement.

            (b) INDEMNIFICATION BY ZMAX. ZMAX agrees to indemnify each of the Sole Shareholder and the Trust Beneficiaries against, and agrees to hold each of them harmless from, any breach of any of the representations or warranties of ZMAX under this Agreement, so long as neither Parker, the Sole Shareholder nor the Trust Beneficiaries have committed any breach prior to the Closing under the provisions of this Agreement.

            (c) CLAIMS. The provisions of this Section 6.09(c) shall be subject to Section 6.09(d) below. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the indemnified person ("Indemnified Person") shall promptly give notice to the indemnifying person ("Indemnifying Person") of such claim and the amount the Indemnified Person reasonably believes it will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying

Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within thirty (30) days of receiving notice thereof, the Indemnified Person shall be entitled to recover, on the thirty-fifth (35th) day after such notice was given, from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted; if the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover, on the thirty-fifth (35th) day after such notice was given, from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference. In addition to the amounts recoverable by the Indemnified Person from the Indemnifying Person pursuant to the foregoing provisions, the Indemnified Person shall also be entitled to recover from the Indemnifying Person interest on such amounts at the rate of two times Prime Rate from, and including, the thirty-fifth (35th) day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Person.

            (d) NOTICE OF THIRD-PARTY CLAIMS; ASSUMPTION OF DEFENSE. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification for all Damages arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Damages, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and
(ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

            (e) SETTLEMENT OR COMPROMISE. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any claim, suit, action or proceeding shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction, injunction, agreement with the effect of an injunction, or Damages shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least thirty (30) days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Damages in connection therewith in excess of the amount of unindemnifiable Damages which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

            (f) FAILURE OF INDEMNIFYING PERSON TO ACT. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

            (g) CURE FOR BREACHES OF COVENANTS. In the event any party to this
Agreement breaches any of its covenants or obligations made hereunder (other than covenants and obligations made under Section 6.01 or 6.09 hereof), he/it shall be given ten (10) calendar days within which to cure such breach, following receipt by the breaching party of written notice from the non-breaching party of the existence and the extent of each such breach. The parties acknowledge and agree that the foregoing cure period is reasonable in relation to the covenants and obligations they have undertaken pursuant to this Agreement.

            (h) The provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his, her or its heirs and representatives.

      Section 6.10 PARKER EMPLOYEE OR CONSULTANT  AGREEMENTS.  (a) Attached to
EXHIBIT 6.10 hereto are true and correct copies of all employment, severance and consulting agreements to which Parker is a party.

      Section 6.11 STOCK OPTIONS. (a) At the Effective Time, any outstanding option, warrant or other right whatsoever to purchase any Parker Shares shall terminate.

            (b) EXHIBIT 6.11(B) hereto sets forth the name of each person to whom ZMAX shall grant, as of the Effective Date, a stock option ("ZMAX Stock Option") issued under the ZMAX 1997 Stock Option Plan to purchase the number of shares of ZMAX Common Stock set forth next to such person's name, with the exercisability of each such stock option to vest according to the vesting schedule set forth in EXHIBIT 6.11(B) hereto.

      Section 6.12 REGISTRATION RIGHTS. ZMAX and the Sole Shareholder shall enter into a registration rights agreement substantially in the form attached hereto as EXHIBIT 6.12 (the "Registration Rights Agreement"), pursuant to which the Sole Shareholder will receive certain rights to register any shares of ZMAX Common Stock which the Sole Shareholder may acquire upon the exercise of the Warrant under the terms thereof.

      Section 6.13 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; PROVIDED, HOWEVER, that the Sole Shareholder shall bear all of the costs and expenses (other than taxes) incurred by Parker in connection with the preparation, negotiation and performance of this Agreement (including, without limitation, the letter agreement dated September 13, 1999).

      Section 6.14 NON-COMPETITION AGREEMENTS. Each of the Sole Shareholder and the Trust Beneficiaries shall execute a separate non-compete agreement, in the forms attached hereto as EXHIBITS 6.14(A), (B) AND (C), which provide that for the period of five (5) years following the Closing, neither Sole Shareholder nor either of the Trust Beneficiaries shall solicit or provide any computer consulting services for any existing or targeted customers, clients or suppliers of Parker or ZMAX, nor encourage any existing employees, consultants or recruits of Parker or ZMAX to leave or discourage their employment or consulting relationship with Parker of ZMAX.

      Section 6.15 EMPLOYMENT AND CONSULTING AGREEMENTS. ZMAX agrees to enter into an Employment Agreement with Kenneth W. Parker, a Consulting Agreement with Jennifer L. Parker, and either an Employment Agreement and/or a Consulting Agreement with each of the key employees of Parker listed on
EXHIBIT 6.15(A), substantially in the forms attached hereto as EXHIBITS 6.15(B), (C) AND (D).

      Section 6.16 LIMITATIONS ON PARKER LIABILITIES AND CERTAIN ASSETS. In the event the total liabilities of Parker immediately prior to the Effective Date exceeds the aggregate amount of Five Hundred Thousand Dollars ($500,000.00) plus all obligations (other than due to a breach) arising under the two (2) office leases of Parker in Maryland and Texas and one computer workstation lease of Parker, then the Sole Shareholder agrees to cause Parker prior to the Effective Date to transfer all such excess liabilities to the Sole Shareholder who shall assume such liabilities so that such liabilities will not be liabilities of Parker as of the Effective Date; provided, however, that (i) such liabilities of Parker as of the Effective Date shall not include any automobile lease obligations nor any obligations relating to the airplane assets of Parker, and (ii) Parker shall have accrued and retained a sufficient amount of cash necessary to pay in full, within thirty (30) days of the Effective Date, the amount of all income taxes of Parker for all periods up to and through the Effective Date. As of the Effective Date, Parker shall not own any assets relating to any airplanes and Parker shall have a minimum amount of scheduled backlog of business equal to at least Two Million Seven Hundred

Fifty Thousand Dollars ($2,750,000.00) as of the Effective Date, with such backlog being set forth in greater detail on EXHIBIT 6.16.


                                  ARTICLE VII

                                  CONDITIONS

      Section 7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

            (a) This Agreement shall have been approved and adopted by the affirmative vote of the Sole Shareholder.

            (b) Other than the filing provided for by Section 2.01, all authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority, and all required third party consents, the failure to obtain which would result in a Parker Material Adverse Effect, shall have been filed, occurred or been obtained.

            (c) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the Merger and shall be in effect.

            (d) The Escrow Agreement shall have been duly executed by the Sole Shareholder, ZMAX and the Escrow Agent, which agreement shall be effective as of the Effective Date.

            (e) The Employment Agreements and Consulting Agreements shall have been duly executed by the Surviving Corporation, ZMAX and each of Kenneth W. Parker, Jennifer L. Parker and the each of the key employees of Parker as listed on EXHIBIT 6.15(A), and shall be binding on such parties and effective as of the Effective Date.

            (f) The Non-Competition Agreements shall have been duly executed by the Surviving Corporation, ZMAX and each of the Sole Shareholder, Kenneth
W. Parker and Jennifer L. Parker, and shall be binding on such parties and effective as of the Effective Date.

            (g) The Registration Rights Agreement shall have been duly executed by the Sole Shareholder, the Surviving Corporation and ZMAX and shall be binding on such parties and effective as of the Effective Date.

      Section 7.02 CONDITIONS OF OBLIGATIONS OF ZMAX AND ACQUISITION TO EFFECT THE MERGER. The obligations of ZMAX and Acquisition to effect the Merger are further subject to the satisfaction at or prior to the Effective Date of the following conditions, unless waived by ZMAX and Acquisition:

            (a) The representations and warranties of Parker, the Sole Shareholder and the Trust Beneficiaries set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except if and to the extent any failures to be true and correct would not, in the aggregate, result in a Parker Material Adverse Effect.

            (b) From the date of this Agreement through and including the Effective Date, except as set forth in EXHIBIT 4.06, Parker shall not have suffered any Parker Material Adverse Change.

            (c) Each of Parker, the Sole Shareholder and the Trust Beneficiaries shall have performed all obligations required to be performed by it, him or her under this Agreement at or prior to the Effective Date, and all representations and warranties shall be true and correct as of the Effective Date, except where any failures to perform or breaches of such representations or warranties would not, in the aggregate, result in a Parker Material Adverse Effect, and shall provide a certificate of the President of Parker to that effect.

            (d) Parker shall furnish ZMAX with copies of (i) resolutions duly adopted by the Board of Directors of Parker approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable Parker to comply with the terms of this Agreement, (ii) the resolution duly adopted by the Sole Shareholder approving and adopting this Agreement and the Merger, such resolutions to be certified by the Secretary or Assistant Secretary of Parker.

            (e) Opinions of Counsel to Parker, the Sole Shareholder and the Trust Beneficiaries. Parker, the Sole Shareholder and the Trust Beneficiaries shall furnish ZMAX with an opinion, dated as of the Effective Date, of the law firm of Allen & Blackford, counsel to Parker, the Sole Shareholder and the Trust Beneficiaries, in form and substance satisfactory to ZMAX and its counsel, in the form attached hereto as EXHIBIT 7.02(E), to the effect that:

                  (i) Parker is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

                  (ii) Parker has the corporate  power corporate power and all necessary authorizations to carry on its businesses as and where they are being conducted on the Effective Date;

                  (iii) the  authorized  capital  stock of Parker  consists of
            Fifteen Thousand (15,000) Parker Shares, and the One Thousand Nine Hundred (1,900) Parker Shares issued and outstanding on the date hereof are validly issued and outstanding, fully paid, non-assessable and owned solely by the Sole Shareholder, and that between the date hereof and the Effective Date no additional shares of capital stock of Parker have been issued and none of such issued and outstanding Parker Shares were issued in violation of any preemptive rights of any shareholders of Parker;

                  (iv) Parker and the Sole Shareholder have taken all required corporate and shareholder action to approve and adopt this Agreement and the related agreements and contracts contemplated hereby and this Agreement and all Exhibits hereto to which Parker, the Sole Shareholder and/or the Trust Beneficiaries are a party are valid and binding obligations of Parker, the Sole Shareholder and/or the Trust Beneficiaries enforceable against Parker, the Sole Shareholder and/or the Trust Beneficiaries, as the case may be, in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  (v) the execution and delivery of this  Agreement by Parker, the Sole Shareholder and the Trust Beneficiaries does not, and the consummation of the transactions contemplated by this Agreement by Parker, the Sole Shareholder and the Trust Beneficiaries will not, constitute (i) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Parker, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to Parker, the Sole Shareholder, the Trust Beneficiaries or the respective properties of Parker or the Parker Shares, as known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of Parker or to which Parker is subject and in each case known to such counsel; and

                  (vi) all filings  required to be made by Parker prior to the
            Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by Parker prior to the Effective Date from, Governmental Authorities in connection with the execution and delivery of this Agreement by Parker and the consummation of the transactions contemplated by this Agreement by Parker, have been so made or obtained, as the case may be.

            In rendering the foregoing opinion, such counsel may rely on certificates of officers and other agents of Parker, the Sole Shareholder, the Trust Beneficiaries and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Delaware, upon opinions of counsel of such other jurisdictions reasonably satisfactory to ZMAX and its counsel, provided such reliance is expressly noted in such counsel's opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to such counsel's opinion.

            (f) As of the Effective Date, the total liabilities of Parker shall not exceed the aggregate amount of $500,000 plus all obligations (other than due to a breach) arising under the two (2) office leases of Parker in

Delaware and Texas and one computer workstation lease of Parker.

            (g) All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by Freedman, Levy, Kroll & Simonds, counsel to ZMAX, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

      Section 7.03 CONDITIONS OF OBLIGATION OF PARKER TO EFFECT THE MERGER. The obligation of Parker to effect the Merger is further subject to the satisfaction at or prior to the Effective Date of the following conditions, unless waived by Parker:

            (a) The representations and warranties of ZMAX set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except if and to the extent any failures to be true and correct would not, in the aggregate, result in a ZMAX Material Adverse Effect.

            (b) From the date of this Agreement through and including the Effective Date, except as set forth in EXHIBIT 5.06, ZMAX shall not have suffered any ZMAX Material Adverse Changes (other than changes generally affecting the industries in which ZMAX operates, including changes due to actual or proposed changes in law or regulation).

            (c) ZMAX shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and all representations and warranties shall be true and correct as of the Effective Date, except where any failures to perform or breaches of such representations or warranties would not, in the aggregate, have a material adverse effect on ZMAX and its subsidiaries taken as a whole, and shall provide a certificate of the President of ZMAX to that effect.

            (d) ZMAX and Acquisition shall furnish Parker with copies of (i) resolutions duly adopted by their respective Boards of Directors approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement,
(ii) the resolutions duly adopted by ZMAX as the sole shareholder of Acquisition approving of the Merger and the transactions contemplated in this Agreement, such resolutions to be certified by the President, Secretary or Assistant Secretary of ZMAX.

            (e) ZMAX shall furnish Parker with an opinion, dated as of the Effective Date, of the law firm of Freedman, Levy, Kroll & Simonds, counsel to ZMAX and Acquisition, in form and substance satisfactory to Parker and its counsel, in the form attached hereto as EXHIBIT 7.03(E), to the effect that:

                  (i) each of ZMAX and Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the state in which such corporations were incorporated;

                  (ii)  each  has  the  corporate   power  and  all  necessary
            authorizations to carry on its businesses as and where they are being conducted on the Effective Date;

                  (iii) the authorized capital stock of ZMAX consists of 50,000,000 shares of ZMAX Common Stock and 10,000,000 shares of preferred stock, and the shares of ZMAX Common Stock issued and outstanding on the date hereof are validly issued and outstanding, fully paid and non-assessable;

                  (iv) ZMAX and Acquisition has each taken all required corporate action to approve and adopt this Agreement and the related agreements and contracts contemplated hereby (including, without limitation, the Registration Rights Agreement) and this Agreement is a valid and binding obligation of the each, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  (v) the execution and delivery of this  Agreement by each of
            ZMAX and Acquisition do not, and the consummation of the transactions contemplated by this Agreement by each will not, constitute (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of either, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to either or their respective properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of either or to which either is subject and in each case known to such counsel and

                  (vi) all  filings  required  to be made by each prior to the
            Effective Date with, and all consents, approvals, permits or authorizations required to be obtained by each prior to the Effective Date from, Governmental Authorities in connection with the execution and delivery of this Agreement by ZMAX and Acquisition, and the consummation of the transactions contemplated by this Agreement by each, have been so made or obtained, as the case may be.

            In rendering the foregoing opinion, such counsel may rely on certificates of officers and other agents of ZMAX or Acquisition and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Delaware, upon opinions of counsel of such other jurisdictions reasonably satisfactory to Parker and its counsel, provided such reliance is expressly noted in the opinion of such counsel and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the opinion of such counsel to ZMAX and Acquisition.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

      Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parker or
Acquisition:

            (a) by mutual consent of ZMAX and Parker;

            (b) by either ZMAX or Parker if the Merger shall not have been consummated on or before October 15, 1999 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

            (c) by either ZMAX or Parker if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable (unless either (i) or (ii) above shall be the result of any improper action or inaction on the part of either ZMAX or Parker, as the case may be).

      Section 8.02 EFFECT OF TERMINATION. (a) In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, except as provided below in Section 8.02(b). Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

            (b) In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, ZMAX and Parker each agree on behalf of themselves and their respective agents and representatives, to promptly return to ZMAX all ZMAX Confidential Information and return to Parker all Parker Confidential Information and to refrain from keeping any copies thereof, or to destroy any such Confidential Information if so requested by the originating party.

      Section 8.03 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Sole Shareholder, but, after any such approval, no amendment shall be made which by law requires further approval by the Sole Shareholder without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 8.04 EXTENSION; WAIVER. At any time prior to the Effective Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE IX

                         POST-EFFECTIVE DATE COVENANTS

      Section 9.01 FURTHER INSTRUMENTS AND ACTIONS. From time to time after the Effective Date, Parker, the Sole Shareholder and the Trust Beneficiaries shall execute and deliver to ZMAX such further instruments of sale and assignment as ZMAX may reasonably request and Parker, the Sole Shareholder and the Trust Beneficiaries shall take all other actions, as required by ZMAX, in order to fully vest and confirm in ZMAX all right, title and interest of the Parker Shares and otherwise to carry out the purposes of this Agreement.

      Section 9.02 PARKER 401(K) PLAN CONTRIBUTION. Prior to the Effective Date, Parker shall make a contribution to its 401(k) retirement plan of ________________Dollars ($___________).


                                   ARTICLE X

                                 MISCELLANEOUS

      Section 10.01  SURVIVAL OF  REPRESENTATIONS,  WARRANTIES  AND COVENANTS;
ESCROW.

            (a) SURVIVAL. All of the representations, warranties and covenants made herein shall continue to survive the Effective Date.

            (b) ESCROW. At the Closing, ZMAX shall deposit $150,000.00 (the "Escrow Fund") with the law firm of Freedman, Levy, Kroll & Simonds in Washington, D.C. (the "Escrow Agent"), which Escrow Fund shall be governed by the terms of the Escrow Agreement dated as of the Effective Date and attached hereto as EXHIBIT 10.01(B). All costs and expenses of the Escrow Agent shall be paid solely by ZMAX. The Escrow Fund shall be available for a period of up to one hundred twenty (120) days after the Closing (the "Escrow Period") to compensate ZMAX and its Affiliates for any shortfall in the Working Capital Amount of Parker as provided in Section 3.01(d).

      Section 10.02 NOTICES. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed), mailed by registered or certified mail (return receipt requested), or delivered by a national overnight delivery service (e.g., Federal Express) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to ZMAX or Acquisition, to

                  ZMAX Corporation
                  20251 Century Boulevard
                  Germantown, Maryland  20874
                  Attention: Michael C. Higgins, President
                  Facsimile No.: (301) 353-9505

                  with a copy to

                  Thomas L. James, Esq.
                  Freedman, Levy, Kroll & Simonds
                  1050 Connecticut Avenue, N.W., Suite 825
                  Washington, D.C.  20036-5366
                  Facsimile No.: (202) 457-5151

                  and

            (b)   if to Parker, to

                  Parker Management Consultants, Ltd.
                  695A Main Street
                  Laurel, Maryland  20707
                  Attention: Kenneth W. Parker, President
                  Facsimile No.: (410) 379-0716

                  with a copy to:

                  Christopher L. Allen, Esq.
                  Allen & Blackford
                  4 Professional Drive, Suite 140
                  Gaithersburg, Maryland  20879
                  Facsimile No.: (301) 670-0300

      Section 10.03 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      Section 10.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 10.05 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that ZMAX may cause Acquisition to assign its rights and obligations to ZMAX or any other wholly owned subsidiary of ZMAX, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

      Section 10.06 GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS.

            (a) GOVERNING LAW. This Agreement and the Merger shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

            (b) JURISDICTION AND SERVICE OF PROCESS. ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS AGREEMENT SHALL BE BROUGHT AGAINST ANY OF THE PARTIES HERETO IN THE APPROPRIATE FEDERAL COURT LOCATED IN THE STATE OF MARYLAND, WITH EACH PARTY HERETO AGREEING TO SUBJECT MATTER JURISDICTION, PERSONAL JURISDICTION AND VENUE IN SUCH COURT. EACH OF THE PARTIES HERETO CONSENTS TO THIS JURISDICTION PROVISION IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN. PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY HERETO ANYWHERE IN THE WORLD.

      Section 10.07 PUBLICITY. Except as otherwise required by law or the rules or regulations of the SEC or any national securities exchange, for so long as this Agreement is in effect, neither Parker nor ZMAX shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party.

      Section 10.08 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement


                   [signatures appear on the following page]

      IN WITNESS WHEREOF, ZMAX, Acquisition, Parker, the Sole Shareholder and the Trust Beneficiaries have each caused this Agreement to be signed and sealed personally or by their respective officers thereunto duly authorized as of the date first written above.

ATTEST:                                 ZMAX CORPORATION


 ____________________________           By:__________________________ [SEAL]
 James T. McCubbin, Secretary              Michael C. Higgins, President


ATTEST:                                 PARKER ACQUISITION CORPORATION


 ____________________________           By:__________________________ [SEAL]
 James T. McCubbin, Secretary              Michael C. Higgins, President


ATTEST/WITNESS:                         PARKER MANAGEMENT
                                        CONSULTANTS, LTD.


 _____________________________          By:_______________________ [SEAL]
 Jennifer L. Parker, Secretary             Kenneth W. Parker, President


ATTEST/WITNESS:                         WESTMONT NON-GRANTOR TRUST


 ___________________________            By:_______________________ [SEAL]
 Name:                                     Phyllis Ningard, Sole Trustee
 Witness


 ___________________________            _______________________________
Name:                                   Kenneth W. Parker, Individually
Witness


 ___________________________            ________________________________
Name:                                   Jennifer L. Parker, Individually
Witness